IMMEDIATE RELEASE

TOWNSQUARE MEDIA ANNOUNCES PRICING OF $300 MILLION SENIOR NOTES OFFERING

Greenwich, CT - March 24, 2015 - Townsquare Media, Inc. (NYSE: TSQ) (the “Company”) today announced that it has priced an offering of $300 million in aggregate principal amount of its 6.500% senior notes due 2023 (the “Notes”) to qualified institutional buyers within the United States pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States pursuant to Regulation S under the Securities Act. The Notes will bear interest semi-annually at a rate equal to 6.500% per annum and were offered at par value.

The Notes will be fully and unconditionally guaranteed, jointly and severally, on a senior unsecured basis by certain of the Company’s direct and indirect wholly-owned subsidiaries. The closing of the offering is anticipated to take place on or about April 1, 2015, subject to customary closing conditions.

As previously announced, the Company intends to use the net proceeds from the offering, together with cash on hand and its borrowings under a new senior secured credit facility, which is expected to be entered into concurrently with the completion of the offering of the Notes, to refinance the Company’s existing senior secured credit facility and to redeem the remaining $410.9 million aggregate principal amount of the outstanding 9.00% senior notes due 2019 issued by Townsquare Radio, LLC and Townsquare Radio, Inc., two of the Company’s wholly-owned subsidiaries.

The Notes and related guarantees will not be registered under the Securities Act, or any state securities laws, and unless so registered, may not be offered or sold in the United States except pursuant to an exemption from the registration requirements of the Securities Act and applicable state securities laws.

This announcement is for informational purposes only and is neither an offer to sell nor a solicitation of an offer to buy any of the foregoing securities, nor shall there be any sale of the securities in any jurisdiction in which such offer, solicitation or sale is unlawful.

About Townsquare Media, Inc.
Townsquare Media, Inc. is an integrated and diversified media and entertainment and digital marketing services company that owns and operates market leading radio stations, digital and social properties and live events serving small and mid-sized markets across the United States, delivering national scale and expertise to the communities it serves on a local level. The Company owns and operates 311 radio stations, over 325 search engine and mobile-optimized local websites and approximately 500 live events serving 66 small and mid-sized U.S. markets, making Townsquare Media the third largest owner of radio stations in the United States by number of radio stations owned. The Company supplements its local offerings with the nationwide reach of its owned, operated and affiliated music and entertainment websites, which, on a combined basis, attracted the largest audience among music-focused digital advertising networks as of December 2014 as well as certain large scale live events. For more information, please visit www.townsquaremedia.com.

Forward Looking Statements
Statements in this press release that are not historical are forward-looking statements within the meaning of the safe harbor provisions of the U.S. Private Securities Litigation Reform Act of 1995. These forward-looking statements are based upon management's current beliefs and expectations and are subject to uncertainty and changes in circumstances and contain words such as “believe,” “intend,” “expect,” and “anticipate” and include statements about expectations for the company's operations, markets, products, services, financial results and other risk factors discussed in the Company's filings with the Securities and Exchange Commission (the “SEC”), including under the “Risk Factors” section in our most recent Form 10-K, and our other SEC filings. Unless otherwise required by applicable laws, the Company undertakes no obligation to update or revise any forward-looking statements, whether as a result of new information or future developments.

Investor Relations
Alex Berkett
(203) 900-5555
investors@townsquaremedia.com

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